Exhibit 10.2

February 14, 2013

[Name and Address]

Re:                             Grant of Phantom Units of Plains All American Pipeline, L.P.

(“PAA” or “Partnership”)

Dear [Name]:

I am pleased to inform you that you have been granted [amount] Phantom Units as of the above date pursuant to the Plains All American GP LLC (the “Company”) Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of PAA to the holder of such Common Unit.  The terms and conditions of this grant are as set forth below. References herein to “PNG” shall mean PAA Natural Gas Storage, L.P.

1.                      Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit, subject to the last sentence of paragraph 7 below) as follows: (i) 50% shall vest upon the August 2018 Distribution Date provided that PNG’s annualized quarterly distribution for the four most recently completed quarterly periods averages at least $1.48 per unit, and (ii) 50% shall vest upon the August 2019 Distribution Date provided that PNG’s annualized quarterly distribution for four most recently completed quarterly periods averages at least $1.43 per unit. Any remaining Phantom Units that are not vested by December 31, 2020, and any tandem DERs (regardless of vesting) associated with such Phantom Units, shall expire on such date. The vesting requirements set forth in clauses (i) and (ii) of this paragraph 1 shall be referred to as (a) the “PNG Distribution Requirements,” in the case of the requirements that are based on the level of PNG distributions and (b) the “Time Requirements” in the case of the requirements that are tied to a specific date.  If a Privatization Transaction occurs, the Company shall have the right, in its sole discretion, to determine a reasonable substitute for the PNG Distribution Requirements.

2.                      Subject to the further provisions of this Agreement, your DERs shall vest (commence receiving cash distributions equal to the amount paid in cash distributions on one Common Unit) upon and effective with the date on which the PAA pays a quarterly distribution of at least $2.40 (annualized) per unit, provided that, and for so long as, (i) PNG’s quarterly distribution is equal to at least $1.43 per unit (annualized), or (ii) following a Privatization Transaction, a financial performance metric that is a reasonable substitute for the metric identified in clause (i) immediately preceding, as determined by the Company in its sole discretion.

3.                      Your DERs shall not accrue payments prior to vesting or for any quarterly period with respect to which PNG’s quarterly distribution is less than $1.43 per unit (annualized).

4.                      The number of Phantom Units subject to this award and any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately adjusted for any split or reverse split of the Units, or any event or transaction having similar effect.

5.                      Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.                      In the event of the termination of your employment with the Company and its Affiliates (other than by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause: (i) any unvested Phantom Units that have, as of such date, satisfied the applicable PNG Distribution Requirement but not the related Time Requirement shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) any DERs associated with the unvested, nonforfeitable Phantom Units described in clause (i) immediately preceding shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 5 above; and (iii) any unvested Phantom Units that have not, as of such date, satisfied the applicable PNG Distribution Requirement or the related Time Requirement, and any tandem DERs (regardless of vesting) associated with such Phantom Units, shall automatically be forfeited as of the date of termination.

7.                      In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units and tandem DERs shall not be forfeited on such date, and (i) such Phantom Units shall vest or expire in accordance with paragraph 1 above, and (ii) such DERs shall vest in accordance with paragraph 2 above and expire in accordance with paragraph 1 or paragraph 5 above, as applicable; provided, however, that such vesting of Phantom Units shall occur either (x) on the date the Partnership pays the quarterly distribution specified in clause (i) or (ii) of paragraph 1 (and in the proportion indicated therein) without regard to any requirement for further passage of time or (y) if the relevant quarterly distribution has been paid prior to the date of termination, on the next following Distribution Date.  As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

8.                      Upon the occurrence of a PNG Change of Control, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% non-forfeitable on such date; such Phantom Units shall vest in full upon the next Distribution Date, and such tandem DERs shall be payable and shall expire in accordance with paragraph 5 above.

9.                      Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, the phrase “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day). “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “PNG Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) any transaction or other occurrence as a result of which neither PAA or one or more of its Affiliates retains direct or indirect control of the general partner of PNG; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of PNG or its general partner to any Person and/or its Affiliates, other than to PNG (or any of its subsidiaries or its general partner), the Company (or any of its subsidiaries), or PAA (or any of its subsidiaries), including any employee benefit plan thereof; or (iii) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming after the date hereof the beneficial owner, directly or indirectly, of more than 49.9% of the membership interests of the general partner of PNG.  Notwithstanding the foregoing, no PNG Change of Control shall be deemed to have occurred (i) if after giving effect to the applicable transaction or series of transactions, PAA and/or one or more of its Affiliates continues to have the power to elect, directly or indirectly, 25% or more of the members of Board of Directors (or equivalent governing body) of the general partner of PNG or (ii) in connection with a restructuring or reorganization related to a securitization and sale to the public of direct or indirect equity interests in the general partner interest of PNG if PAA and/or one or more of its Affiliates continues to have the power to elect, directly or indirectly, at least a majority of the Board of Directors (or equivalent governing body) of the general partner of PNG.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.

The phrase “Privatization Transaction” shall mean the occurrence of one or more of the following events: (i) any transaction or series of transactions pursuant to which PAA and/or one or more of its Affiliates (potentially with non-controlling participation by third parties) becomes the owner of all or substantially all of the issued and outstanding limited partner interests of PNG, provided that PAA and/or such Affiliates retain direct or indirect control of the general partner of PNG (or successor general partner, if applicable); or (ii)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of PNG and its subsidiaries to PAA and/or one or more of its Affiliates; provided, however, that a PNG Change of Control transaction shall not constitute a Privatization Transaction.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A.  If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants.  Please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC
By: PLAINS AAP, L.P.
By: PLAINS ALL AMERICAN GP LLC

By:
Name:	Richard McGee
Title:	Executive Vice President & General Counsel

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐  Check this box only if designation does not apply to prior grants

[Name]

No. of Units:	[amount]

Dated: